UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 2, 2009

Flagstone Reinsurance Holdings Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33364	98-0481623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Crawford House, 23 Church Street, Hamilton HM 11, Bermuda
(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: (441) 278-4300

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On November 3rd,  2009 - Flagstone Reinsurance Holdings Limited (NYSE: FSR) today announced third quarter 2009 basic book value per share of $13.69 and diluted book value per share of $13.20, up 6.6% and 6.5%, respectively, for the quarter (percentages inclusive of dividends).  Net income attributable to Flagstone’s common shareholders for the quarter ended September 30, 2009, was $67.1 million, or $0.80 per diluted share, compared to a net loss of $(186.5) million, or $(2.18) per diluted share, for the quarter ended September 30, 2008.  Net income available to common shareholders for the nine months ended September 30, 2009 was $170.7 million, or $2.01 per diluted share, compared to a net loss of $(111.7) million, or $(1.31) per diluted share, for the nine months ended September 30, 2008.The transaction is subject to necessary regulatory approvals. A copy of the press release will be available in the Investor Relations section of the Company’s website. www.flagstonere.com.

A press release is furnished as Exhibit 99.1 to this report and incorporated herein by reference. This Form 8-K and Exhibit 99.1 hereto is being furnished to the Securities and Exchange Commission (the “SEC”) pursuant to Item 2.02 of Form 8-K and is therefore not to be considered “filed” with the SEC.

The information in Item 2.02 of this report will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically indentified therein as being incorporated therein by reference.  The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by the Company that the information in this report is material or complete, or that the investors should consider this information before making an investment decision with respect to any security of the Company.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits:

Exhibit No.	Description
99.1	Press Release, dated November 3, 2009, reporting results as of and for the three and nine-month periods ended September 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLAGSTONE REINSURANCE HOLDINGS LIMITED

Date: November 3, 2009	By:	/s/ William F. Fawcett
Name: William F. Fawcett
Title: General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated November 3, 2009, reporting results as of and for the three and nine-month periods ended September 30, 2009.